Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Aardvark Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.00001 par value per share, issuable pursuant to the exercise of outstanding options granted under the Aardvark Therapeutics, Inc. 2017 Equity Incentive Plan, as amended	Rule 457(h)	927,580(2)	$3.96(3)	$3,673,216.80	$0.0001531	$562.37

Equity	Common stock, $0.00001 par value per share, reserved for future issuance under the Aardvark Therapeutics, Inc. 2025 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	2,126,399 (4)(5)	$16.00(6)	$34,022,384.00	$0.0001531	$5,208.83

Equity	Common stock, $0.00001 par value per share, issuable pursuant to the exercise of outstanding options granted under the Aardvark Therapeutics, Inc. 2025 Equity Incentive Plan	Rule 457(h)	23,601(7)	$16.00(8)	$377,616.00	$0.0001531	$57.81

Equity	Common stock, $0.00001 par value per share, reserved for future issuance under the Aardvark Therapeutics, Inc. 2025 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	215,000 (9)(10)	$13.60(11)	$2,924,000.00	$0.0001531	$447.66

Total Offering Amounts					$40,997,216.80		$6,276.67

Total Fee Offsets(12)							$ —

Net Fee Due							$6,276.67

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock of Aardvark Therapeutics, Inc. (the “Registrant”) that become issuable under the Aardvark Therapeutics, Inc. 2017 Equity Incentive Plan, as amended (the “2017 Plan”), the 2025 Equity Incentive Plan (the “2025 Plan”) and the 2025 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)

Represents shares of common stock issuable upon the exercise of stock options granted under the 2017 Plan. No additional stock awards will be granted under the 2017 Plan. Any shares underlying outstanding options granted under the 2017 Plan and that: (i) are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued; (ii) are not issued because such stock award or any portion thereof is settled in cash; (iii) are forfeited back to or repurchased by the Registrant because of the failure to meet a contingency or condition required for the vesting of such shares; (iv) are withheld or reacquired to satisfy the exercise, strike or purchase price; or (v) are withheld or reacquired to satisfy a tax withholding obligation (such shares, the “Returning Shares”), will become available for the grant of shares award under the 2025 Plan.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon $3.96, which is the weighted-average exercise price for stock options outstanding under the 2017 Plan as of the date of this Registration Statement.

(4)

Shares of common stock reserved for future issuance under the 2025 Plan consists of: (i) 2,126,399 shares of common stock available for future issuance under the 2025 Plan, and (ii) the Returning Shares, if any. To the extent outstanding awards under the 2025 Plan (a) are forfeited back to or repurchased by the Registrant because of a failure to meet a contingency or condition required for the vesting of such shares, (b) are reacquired by the Registrant to satisfy the exercise, strike or purchase price of an award thereunder, or (c) are reacquired by the Registrant to satisfy a tax withholding obligation in connection with an award thereunder, the shares of common stock subject to such awards will be available for future issuances as common stock under the 2025 Plan.

(5)

The number of shares reserved for issuance under the 2025 Plan will automatically increase on January 1st of each year, starting on January 1, 2026 and continuing through January 1, 2035, in an amount equal to five percent (5%) of the shares of common stock outstanding (on an as-converted basis) on the last day of the immediately preceding year; provided, however, that the Registrant’s board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of the Registrant’s common stock.

(6)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the initial public offering price of the common stock of $16.00 per share (the “IPO Price”), as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-284440), as amended, that was declared effective on February 12, 2025.

(7)	Represents 23,601 shares of common stock issuable upon the exercise of stock options granted under the 2025 Plan.
(8)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price is the exercise price for stock options outstanding under the 2025 Plan as of the date of this Registration Statement.

(9)	Represents 215,000 shares of common stock reserved for future issuance under the ESPP.
(10)

The number of shares of reserved for issuance under the ESPP will automatically increase on January 1st of each year, starting on January 1, 2026 and continuing through January 1, 2035, equal to the lesser of (a) one percent (1%) of the shares of Registrant’s common stock outstanding (on an as-converted basis) on the last day of the immediately preceding year and (b) 645,000 shares (subject to adjustment for stock dividends, stock splits, recapitalizations or similar transactions); provided, however, that the Registrant’s board of directors may act prior to January 1 of a given year to provide that there will be no such increase for such calendar year or the increase for such year will be a lesser number of shares than the amount set forth in clauses (a) and (b) above.

(11)

Estimated solely for the purpose of calculating the registration in accordance with Rule 457(h) and Rule 457(c) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the IPO Price multiplied by 85%, which reflects the discount to the purchase price applicable to purchases under the ESPP.

(12)	The Registrant does not have any fee offsets.